Exhibit 99.2

14375 NW Science Park Drive
Portland, OR 97229
October 30, 2019

CFO Commentary on Third Quarter and First Nine Months 2019 Financial Results, Updated Full Year 2019 Financial Outlook, and Preliminary 2020 Commentary

Financial Information and Non-GAAP Financial Measures
Please reference the accompanying financial tables in the corresponding earnings release at http://investor.columbia.com/results.cfm.

Throughout this commentary, amounts stated to be non-GAAP exclude items described in the "Non-GAAP Financial Measures" section below. Additionally, constant-currency net sales, a non-GAAP financial measure, is referenced throughout this commentary. Please see the "Supplemental Financial Information" section and financial tables included below for a more detailed description of this and other non-GAAP financial measures.

Financial Summary

	Three Months Ended September 30,
	GAAP			Non-GAAP
	2019	2018	Change	2018	Change
	(dollars in millions except per share amounts)
Net sales	$906.8	$795.8	14%
Gross margin	49.3%	48.2%	110 bps
Selling, General and Administrative rate	33.0%	32.6%	40 bps	33.0%	0 bps
Operating income	$152.0	$129.1	18%	$126.0	21%
Operating margin	16.8%	16.2%	60 bps	15.8%	100 bps
Net income	$119.3	$100.2	19%	$99.3	20%
Diluted earnings per share	$1.75	$1.42	23%	$1.41	24%

Non-GAAP Financial Measures

Throughout this commentary, non-GAAP amounts in third quarter 2018 exclude a $4.3 million benefit in connection with an insurance claim ($3.3 million net of tax), $1.5 million in incremental income tax expense related to the Tax Cuts and Jobs Act (“TCJA”) and $1.2 million in Project CONNECT expenses and discrete costs ($0.9 million net of tax). References to non-GAAP financial measures in first nine months 2018 exclude $14.1 million in Project CONNECT program expenses and discrete costs ($10.7 million net of tax), a $4.3 million benefit in connection with an insurance claim ($3.3 million net of tax), and $2.7 million in incremental provisional income tax expense related to the TCJA. These excluded items were not applicable to third quarter and first nine months 2019 results.

Third Quarter 2019 Financial Results
(All comparisons are between third quarter 2019 and third quarter 2018, unless otherwise noted.)

Net Sales
Net sales increased 14 percent (15 percent constant-currency) to $906.8 million, from $795.8 million for the comparable period in 2018.

Geographies

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q3 2019	Q3 2018	% Change	% Change
U.S.	$581.3	$496.2	17%	17%
LAAP	123.2	118.4	4%	5%
EMEA	104.4	100.3	4%	8%
Canada	97.9	80.9	21%	22%
Total	$906.8	$795.8	14%	15%

•	United States ("U.S.")

▪
Wholesale net sales increased low-20 percent with growth across all brands. Wholesale net sales growth was driven by shipment of higher Fall 2019 advance orders, a greater portion of Fall 2019 shipments falling into third quarter 2019 compared to Fall 2018 shipments in the prior year, favorable net reorder and cancellation rates and higher replenishment sales.

▪
Direct-to-consumer ("DTC") net sales increased mid-single-digit percent driven by brick & mortar store performance as well as high-single-digit percent e-commerce growth. Both our brick & mortar and e-commerce businesses were up against exceptional sales performance last year.

▪
The Company operated 138 U.S. retail stores at September 30, 2019 (116 outlet; 22 branded) and 4 branded e-commerce sites, compared with 135 stores (112 outlet; 23 branded) and 4 branded e-commerce sites at the same time last year.

•	Latin America and Asia Pacific ("LAAP")

▪	LAAP distributor net sales increased low-20 percent resulting from a greater portion of Fall 2019 shipments falling into third quarter 2019 compared to Fall 2018 shipments in the prior year.

▪	Japan net sales increased high-single-digit percent (mid-single-digit percent constant-currency) reflecting wholesale and DTC growth.

▪	Korea net sales were essentially flat (high-single-digit percent increase constant-currency) driven by wholesale growth, partially offset by a decline in DTC.

▪	China net sales decreased low-single-digit percent, driven by a decline in wholesale, partially offset by DTC growth.

•	Europe, Middle East and Africa ("EMEA")

▪
Europe-direct net sales increased low-single-digit percent (high-single-digit percent constant-currency), primarily driven by a greater portion of Fall 2019 shipments falling into third quarter 2019 compared to Fall 2018 shipments in the prior year, higher closeout sales and, to a lesser extent, DTC growth.

▪	EMEA distributor net sales increased high-single-digit percent, primarily driven by shipment of higher Fall 2019 advance orders.

•	Canada

▪
Net sales increased 21 percent (22 percent constant-currency) primarily driven by a greater portion of Fall 2019 wholesale shipments falling into third quarter 2019 compared to Fall 2018 shipments in the prior year and shipment of higher Fall 2019 advance orders.

Brands

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q3 2019	Q3 2018	% Change	% Change
Columbia	$729.5	$640.9	14%	15%
SOREL	116.1	91.2	27%	29%
prAna	38.5	39.9	(4)%	(3)%
Mountain Hardwear	22.7	23.0	(1)%	(2)%
Other	—	0.8	(100)%	(100)%
Total	$906.8	$795.8	14%	15%

•	Columbia brand net sales growth was led by U.S. wholesale, Canada and U.S. DTC.

•	SOREL brand net sales growth was led by U.S. wholesale and Canada.

•	prAna brand net sales decline was primarily driven by U.S. DTC.

•	Mountain Hardwear brand net sales decline was primarily driven by Europe-direct, U.S. DTC and Canada, partially offset by an increase in U.S. wholesale.

Product Categories

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q3 2019	Q3 2018	% Change	% Change
Apparel, Accessories and Equipment	$684.7	$617.6	11%	12%
Footwear	222.1	178.2	25%	26%
Total	$906.8	$795.8	14%	15%

•	Apparel, Accessories and Equipment net sales increased in the Columbia brand.

•	Footwear net sales increased, driven by the SOREL and Columbia brands.

Channels

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q3 2019	Q3 2018	% Change	% Change
Wholesale	$652.6	$549.8	19%	20%
DTC	254.2	246.0	3%	4%
Total	$906.8	$795.8	14%	15%

Gross Margin

Gross margin expanded 110 basis points to 49.3 percent of net sales from 48.2 percent for the comparable period in 2018, primarily reflecting:

•	Project CONNECT benefits including our design-to-value, assortment optimization and manufacturing efficiency initiatives; partially offset by

•	lower DTC sales mix which generally carries higher gross margin; and

•	a higher proportion of closeout product sales mix.

Selling, General and Administrative ("SG&A") Expenses

SG&A expenses increased 15 percent to $299.2 million, or 33.0 percent of net sales, from $259.3 million, or 32.6 percent of net sales, for the comparable period in 2018. The increase in SG&A expenses included:

•	increased expenses to support our expanding global DTC operations;

•	increased personnel expense to support business growth and strategic projects;

•	increased information technology spending including our Consumer-First "C1" and Experience First "X1" initiatives;

•	increased demand creation spending; and

•	the non-recurrence of an insurance claim recovered in third quarter 2018.

SG&A expenses increased 14 percent from non-GAAP SG&A expenses of $262.4 million, or 33.0 percent of net sales, for the comparable period in 2018.

Operating Income

Operating income increased 18 percent to $152.0 million, or 16.8 percent of net sales, from $129.1 million, or 16.2 percent of net sales, for the comparable period in 2018. Operating income increased 21 percent from non-GAAP operating income of $126.0 million, or 15.8 percent of sales, for the comparable period in 2018.

Licensing

Net licensing income decreased 3 percent to $4.6 million from $4.7 million for the comparable period in 2018.

Income Tax Expense

Income tax expense was $33.6 million, resulting in an effective income tax rate of 22.0 percent, compared to income tax expense of $30.0 million, or an effective income tax rate of 22.7 percent, for the comparable period in 2018. Non-GAAP third quarter 2018 income tax expense was $27.8 million, which resulted in a non-GAAP effective income tax rate of 21.5 percent.

Net Income
Net income increased 19 percent to $119.3 million, or $1.75 per diluted share, from $100.2 million, or $1.42 per diluted share, for the comparable period in 2018. Net income increased 20 percent from non-GAAP net income of $99.3 million, or $1.41 per diluted share, for the comparable period in 2018. Third quarter 2019 net income also includes the benefit of full ownership of our China business, which became a wholly-owned subsidiary effective January 2019. In third quarter 2018, the non-controlling interest share of net income was $2.2 million, or $0.03 per diluted share.

First Nine Months 2019 Financial Results
(All comparisons are between first nine months 2019 and first nine months 2018, unless otherwise noted).

	Nine Months Ended September 30,
	GAAP			Non-GAAP
	2019	2018	Change	2018	Change
	(dollars in millions except per share amounts)
Net sales	$2,087.6	$1,884.7	11%
Gross margin	49.7%	48.4%	130 bps
SG&A rate	37.9%	38.5%	-60 bps	37.9%	0 bps
Operating income	$256.3	$198.2	29%	$208.0	23%
Operating margin	12.3%	10.5%	180 bps	11.0%	130 bps
Net income	$216.5	$155.0	40%	$165.1	31%
Diluted earnings per share	$3.15	$2.19	44%	$2.34	35%

Net sales increased 11 percent (12 percent constant-currency) to $2,087.6 million, compared to $1,884.7 million for the comparable period in 2018.

Gross margin expanded 130 basis points to 49.7 percent of net sales, from 48.4 percent for the comparable period in 2018.

SG&A expenses increased 9 percent to $791.8 million, or 37.9 percent of net sales, from $724.8 million, or 38.5 percent of net sales, for the comparable period in 2018. SG&A expenses increased 11 percent from non-GAAP SG&A expenses of $715.1 million, or 37.9 percent of net sales, for the comparable period in 2018.

Operating income increased 29 percent to $256.3 million, or 12.3 percent of net sales, compared to operating income of $198.2 million, or 10.5 percent of net sales, for the comparable period in 2018. Operating income increased 23 percent from non-GAAP operating income of $208.0 million, or 11.0 percent of net sales, for the comparable period in 2018.

Net income increased 40 percent to $216.5 million, or $3.15 per diluted share, compared to $155.0 million, or $2.19 per diluted share, for the comparable period in 2018. Net income increased 31 percent from non-GAAP net income of $165.1 million, or $2.34 per diluted share for the comparable period in 2018. First nine months 2019 net income includes the benefit of full ownership of our China business. In the first nine months of 2018, the non-controlling interest share of net income was $6.6 million, or $0.09 per diluted share.

Balance Sheet as of September 30, 2019

Cash, cash equivalents and short-term investments totaled $240.8 million, compared to $451.5 million at September 30, 2018. Our cash, cash equivalents and short-term investments balances have generally been at their lowest level at the end of the third quarter and increase during the fourth quarter from collection of wholesale business receivables and fourth quarter DTC sales. The year-over-year decrease in cash, cash equivalents and short-term investments primarily reflects the effects of share repurchases and capital expenditures.

Inventories increased 16 percent to $717.4 million, compared to $617.2 million at September 30, 2018. Inventory was comprised predominately of current and future season Spring and Fall product while older season inventory increased modestly. Inventory levels are slightly elevated driven primarily by a more aggressive buy in lower risk styles and the effects of level loading to alleviate capacity constraints.

Cash Flow for the Nine Months Ended September 30, 2019

Net cash used in operating activities was $198.2 million, compared to $98.1 million for the same period in 2018. The decrease in cash flow from operating activities reflected a shift in working capital including higher accounts receivable and lower accounts payable, in part due to earlier receipt of and payment for Fall 2019 inventory. We anticipate operating cash flow to improve in the fourth quarter and cash balances to build at year-end.

Capital expenditures totaled $104.5 million, compared to $45.2 million for the same period in 2018.

The Company paid dividends of $48.9 million to shareholders.

Share Repurchases for the Nine Months Ended September 30, 2019

The Company repurchased 1,191,684 shares of common stock for an aggregate of $116.2 million, or an average price per share of $97.50.

At September 30, 2019, $220.1 million remained available under the current stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Regular Quarterly Cash Dividend

At its regular board meeting on October 25, 2019, the board of directors declared a regular quarterly cash dividend of $0.24 per share, payable on December 5, 2019 to shareholders of record on November 21, 2019.

Full Year 2019 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our 2019 financial outlook assumes that current macroeconomic and market conditions in key markets do not worsen and that geopolitical tensions, including ongoing trade negotiations between the U.S. and China, do not deteriorate further.

The Company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year. Due to earlier shipment of Fall 2019 wholesale orders in third quarter 2019 in comparison to third quarter 2018, as well as exceptional direct-to-consumer performance in fourth quarter 2018, we expect a shift of profitability with a greater portion of second half 2019 earnings moving into the third quarter from the fourth quarter, compared to second half 2018.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are two of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers, or lower-than-projected net sales through our DTC businesses, particularly during the fourth quarter.

We also face macroeconomic, competitive and geopolitical uncertainties as well as foreign currency exchange rate volatility in several major markets, making it more difficult for us to forecast our net sales and profitability.

Our 2019 outlook assumes that global regulatory, customs, trade, and tax policies remain largely unaltered for the balance of the year.

Taking the above factors into consideration, our 2019 financial outlook anticipates:

Full Year 2019 Financial Outlook (U.S. Dollar)
Commentary compared to:
	2019 Financial Outlook	2018	2018 non-GAAP
Net sales	$3.01 to $3.04 billion	7.5% to 8.5% growth
	(prior $3.00 to $3.04 billion)	(prior 7.0% to 8.5%)
Gross margin	approximately 50.1%	approximately 60 bps expansion
	(prior approximately 50.3%)	(prior approximately 80 bps expansion)
SG&A percent of net sales	37.4% to 37.6%	10 bps leverage to 10 bps deleverage	30 bps to 50 bps deleverage
	(prior 37.7% to 37.8%)	(prior 20 bps to 30 bps deleverage)	(prior 60 bps to 70 bps deleverage)
Operating margin	13.0% to 13.2%	50 bps to 70 bps expansion	10 bps to 30 bps expansion
	(prior 12.9% to 13.0%)	(prior 40 bps to 50 bps expansion)	(prior flat to 10 bps expansion)
Operating income	$392 to $401 million
(prior $388 to $396 million)
Effective income tax rate	approximately 20%

Net income	$322 to $329 million
(prior $319 to $325 million)
Diluted earnings per share	$4.70 to $4.80
(prior $4.65 to $4.75)

For more information, please refer to the "Reconciliation of GAAP to non-GAAP Updated Full Year 2019 Financial Outlook" table found in the "Supplemental Financial Information" section included in the third quarter 2019 earnings release published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm.

Net Sales

The Company currently expects 2019 net sales to increase 7.5 to 8.5 percent (prior 7.0 to 8.5 percent) to $3.01 to $3.04 billion (prior $3.00 to $3.04 billion), from $2.80 billion in 2018. The net sales outlook includes a foreign currency translation impact that is anticipated to reduce net sales growth by approximately 90 basis points.

The Company's 2019 financial outlook is further based on the expectation of net sales growth across the Columbia, SOREL and Mountain Hardwear brands, and decreased prAna brand net sales. Other assumptions considered in our net sales outlook include:

•	U.S. net sales increase of low-double-digit percent, consisting of mid-teens percent growth in wholesale and high-single-digit percent growth in DTC.

•
EMEA net sales increase of low-single-digit percent (mid-single-digit constant-currency), consisting of relatively flat net sales (mid-single-digit percent increase constant-currency) in Europe-direct and a high-single-digit percent increase in our EMEA distributor business.

•	LAAP net sales relatively flat (low-single-digit percent increase constant-currency), including:

◦	Japan net sales increase of high-single-digit (mid-single-digit percent constant-currency);

◦	Korea net sales decrease of low-single-digit percent (low-single-digit percent increase constant-currency);

◦	LAAP distributor net sales decrease of mid-single-digit percent; and

◦	China net sales decrease of low-single-digit percent.

•	Canada net sales increase of mid-single-digit percent (high-single-digit percent constant-currency).

Gross Margin

The Company expects 2019 gross margin to improve by approximately 60 basis points (prior approximately 80 bps) to approximately 50.1 percent (prior 50.3 percent), from 49.5 percent in 2018.

Gross margin expansion reflects:

•	Project CONNECT benefits including our design-to-value, assortment optimization and manufacturing efficiency initiatives; partially offset by

•	challenging comparisons to 2018, which experienced exceptionally favorable selling conditions, particularly in the fourth quarter.

SG&A Expenses

For 2019, the Company expects SG&A expenses to increase at a similar rate to net sales growth, resulting in 10 basis points leverage to 10 basis points deleverage (prior 20 bps to 30 bps deleverage) of SG&A expense compared to 2018. SG&A expense as a percent of net sales is expected to be 37.4 to 37.6 percent (prior 37.7 to 37.8 percent), compared to SG&A expense as a percent of net sales of 37.5 percent in 2018.

The increase in SG&A expenses is expected to be driven by business growth as well as ongoing and incremental investments in our strategic priorities to drive and support long-term profitable sales growth. The expected increase in SG&A expenses includes:

•	increased expenses associated with the continued expansion of our DTC businesses globally;

•	increased personnel and related expenses to support our brand-led, consumer-focused operating model, business growth and strategic priorities;

•	increased expenses to support information technology and supply chain initiatives, as well as other capability development across the business;

•	increased demand creation spend; and

•	the non-recurrence of a benefit from a recovery in connection with an insurance claim; partially offset by

•	the non-recurrence of Project CONNECT expenses and discrete costs;

•	lower incentive compensation expense compared to 2018; and

•	the impact of weakening foreign currencies relative to the U.S. dollar.

Compared to non-GAAP 2018 SG&A expenses of $1,039.7 million, or 37.1 percent of net sales, the Company expects 30 to 50 basis points (prior 60 bps to 70 bps) of SG&A expense deleverage.

Licensing Income

The Company expects 2019 licensing income of up to $15 million based on expected performance of existing licensing partners.

Operating Income

Based on the above assumptions, the Company expects 2019 operating income of $392 to $401 million (prior $388 to $396 million), resulting in operating margin of 13.0 to 13.2 percent (prior 12.9 to 13.0 percent), compared to operating margin of 12.5 percent in 2018.

Compared to non-GAAP 2018 operating income of $362.4 million, or 12.9 percent of net sales, operating margin is expected to improve 10 to 30 basis points (prior flat to 10 bps expansion).

Income Tax Expense

The Company expects an estimated effective income tax rate of approximately 20 percent. Our 2019 effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies as well as changes in the Company's geographic mix of pre-tax income and other discrete events that may occur.

Net Income

The Company expects 2019 net income of $322 to $329 million (prior $319 to $325 million), or diluted earnings per share of $4.70 to $4.80 (prior $4.65 to $4.75). This financial outlook includes the benefit of full ownership of our China business. For reference, the non-controlling interest share of net income was $6.7 million in 2018, or $0.10 per diluted share. This financial outlook assumes an average diluted share count of 68.5 million shares.

Foreign Currency

Foreign currency translation is anticipated to reduce net sales growth by approximately 90 basis points.

Foreign currency translation and transactional effects are not anticipated to have a significant impact on diluted earnings per share.

Fourth Quarter 2019 Outlook

The fourth quarter outlook anticipates:

•	low to mid-single-digit percent net sales growth compared to fourth quarter 2018 net sales of $917.6 million; and

•	diluted earnings per share of $1.55 to $1.65 compared to non-GAAP fourth quarter 2018 diluted earnings per share of $1.68.

Balance Sheet and Cash Flows

The Company currently expects high-teens percent inventory growth at year-end primarily consisting of increased current Fall season inventory, and to a lesser degree, future Spring season inventory.

The Company expects 2019 capital expenditures of $130 to $140 million.

The Company expects 2019 operating cash flow of $250 to $300 million.

Preliminary 2020 Commentary

Our initial 2020 commentary assumes normal weather conditions, current foreign currency exchange rates and no significant changes to the current macro-economic, geopolitical or competitive environment. Additionally, this financial commentary assumes no additional tariffs beyond those that have been announced and are scheduled to be implemented. These and other factors present a material risk to results if conditions change.

In light of our year-to-date 2019 financial results, anticipated fourth quarter 2019 performance and ongoing decisions to invest in our strategic growth priorities, the Company is providing limited commentary regarding current planning efforts for 2020.

Based on advance wholesale and distributor orders for the Spring 2020 season and plans for continued growth in our global DTC businesses, we currently believe we can achieve mid to high-single-digit percent net sales growth in first half 2020. While we are actively engaged with our wholesale partners for Fall 2020, Fall 2019 sell-through performance can have a material impact on our Fall 2020 advance orders. As such, we will provide our full year 2020 net sales growth outlook when we have better visibility to Fall 2019 performance and Fall 2020 advance orders, when we report fourth quarter and full year 2019 results in February.

In 2020, we believe we will be able to sustain the meaningful gross margin benefits related to Project CONNECT that were achieved in 2019. Based on our visibility to Spring and Fall 2020 product costs, higher tariffs, unfavorable foreign currency hedging impacts and anticipated product and channel mix, we expect gross margin to be relatively stable compared to 2019.

Beginning in 2018, we initiated significant investments in the business to support our strategic priorities. These investments increased in 2019 and will continue into 2020. Based on the full year impact of initiative spending that commenced in 2019 as well as planned investments in 2020 to support our strategic plan we expect modest SG&A expense deleverage as a percent of net sales.

We will provide our 2020 outlook when we announce financial results for the fourth quarter and full year 2019, currently scheduled for February 6, 2020.

Strategic Priorities

As part of the Company's commitment to driving sustainable and profitable growth and relentless improvement, senior management is focused on investment in our strategic priorities:

•	driving brand awareness and sales growth through increased, focused demand creation investments;

•	enhancing consumer experience and digital capabilities in all our channels and geographies;

•	expanding and improving global DTC operations with supporting processes and systems; and

•	investing in our people and optimizing our organization across our portfolio of brands.

Ultimately, we expect our investments to enable market share capture across our brand portfolio, expand gross margin, improve SG&A expense efficiency, and drive improved operating margin.

Capital Allocation

The Company remains committed to maintaining a strong balance sheet while utilizing cash to invest in growth opportunities for the business. We continue to believe that the lowest risk and highest return for the Company is to remain focused on improving results with respect to the assets that we already own. We will also look to return 40 to 60 percent of free cash flow, defined as operating cash flow less capital expenditures, to shareholders by increasing our dividend when appropriate and repurchasing shares in the marketplace. Finally, we will continue to evaluate acquisitions as opportunities arise.

Dividend Review Policy

Historically, our dividend review has coincided with our third quarter earnings process. Going forward, we will be reviewing our dividend policy during the fourth quarter and year-end earnings process. Based on this change, we anticipate our next dividend review will occur during the 2019 fourth quarter and year-end earnings process and be communicated to investors when we report results in February 2020. We believe this change will enable greater visibility of cash flow generation and requirements for the upcoming year and allow us to present a more comprehensive annual capital allocation outlook when we provide initial out-year financial outlook. As a reminder, we raised our dividend 16 percent coinciding with our first quarter 2018 earnings release and another 9 percent coinciding with our third quarter 2018 earnings release.

Consumer-First Initiative ("C1")

During 2017, we commenced investment in our C1 initiative, which encompasses the global retail platform and information technology systems infrastructure to support the growth and continued development of our omnichannel capabilities. The objective of this initiative is consistent with our strategic priorities to deliver an enhanced consumer experience and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers. In third quarter 2019, we rolled out the C1 platform to our North America store fleet. Our 2019 financial outlook includes anticipated SG&A expenses and capital expenditures in conjunction with this initiative.

Experience First Initiative ("X1")

During 2018, we commenced investment in our X1 initiative, which is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses reimplementation of our e-commerce platforms to offer improved search, browsing, checkout, loyalty, and customer care experiences for mobile shoppers.

We are working toward a phased implementation of X1. In second quarter 2019, we implemented X1 across 10 countries in Europe-direct and for the prAna brand in the U.S. We expect the North America implementation to continue in 2020 for the Columbia, SOREL and Mountain Hardwear brands. Our 2019 financial outlook includes anticipated SG&A expenses and capital expenditures in conjunction with this initiative.

Project CONNECT

During 2017, the Company initiated Project CONNECT, aimed at aligning our resources to accelerate execution on our strategic priorities, including initiatives to drive net sales, capture cost of sales efficiencies, generate SG&A expense savings, and improve our marketing effectiveness. Efficiencies within cost of sales have created a meaningful benefit to product margin driven by assortment optimization, design-to-value initiatives and DTC pricing and markdown optimization. The financial benefits from these initiatives are reflected in our 2019 financial results and outlook. As we realized these benefits in 2018 and 2019, we have reallocated resources to our strategic priorities, including incremental demand creation spending, and other investments to drive growth across our brands and distribution channels. We anticipate sustaining the financial benefits driven from Project CONNECT, but do not expect the continued level of step-function improvement in the Company's gross margin in 2020.

Lease Accounting Changes

In February 2016, the FASB issued Accounting Standards Codification Topic 842 (ASC 842), which requires lessees to record assets and liabilities on the balance sheet for all leases with terms longer than 12 months. The Company adopted this new accounting standard on January 1, 2019, utilizing the modified retrospective approach. As such, the September 30, 2019 balance sheet reflects a gross-up of the balance sheet reflecting this change, with right of use assets of $389.6 million and corresponding lease liabilities of $429.3 million. Amounts recognized as lease expense within SG&A expense are similar to the previous accounting method, and we anticipate associated impairment analysis will not have a significant financial statement impact. Cash flows from operating leases will continue to be recognized within operating activities of the cash flow statement.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The Company calculates net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results.

Additionally, this document includes references to various other non-GAAP financial measures related to 2018 that may exclude program expenses, discrete costs and associated tax effects related to Project CONNECT, TCJA-related income tax expense, and a recovery in connection with an insurance claim and related tax effects. The related tax effects of program expenses and discrete costs related to Project CONNECT and the insurance claim recovery benefit were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included in the earnings release announcing second quarter and first half 2019 results and updated full year 2019 financial outlook located on the Investor Relations section of the Company’s website at http://investor.columbia.com/results.cfm. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our strategic priorities, anticipated results, net sales and net sales growth, gross margin, SG&A expenses , licensing income, operating income, operating margins, income tax expense, net income, diluted earnings per share, income tax rates, projected growth or decline in specific geographic segments, countries, channels, and brands, the effects of foreign currency, inventory growth, share count, operating cash flow, capital expenditures and allocation of capital resources, expenses related to certain of our strategic priorities, including our C1 and X1 initiatives and the timing of implementation of our C1 and X1 initiatives, the realization of benefits resulting from our investments in our strategic priorities, including Project CONNECT, C1 and X1, and levels of demand creation spend. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the Company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively execute our business strategies, including initiatives to upgrade business processes and information technology systems and investments in our DTC businesses; our ability to maintain the strength and security of our information technology systems; the effects of unseasonable weather, including global climate change; the seasonality of our business and timing of orders; trends affecting spending, including changes in the level of consumer spending, and retail traffic patterns; unfavorable economic conditions generally, the financial health of our customers and retailer consolidation; higher than expected rates of order cancellations; changes affecting consumer demand and preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, unanticipated impacts resulting from additional guidance about and/or the application of the TCJA, tariffs, international trade policy and geopolitical tensions, or increasing wage rates; our ability to attract and retain key personnel; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates, global credit market conditions and changes in global regulation and economic and political conditions; volatility in global production and transportation costs and capacity; our ability to effectively manage our inventory; our dependence on third-party manufacturers and suppliers and our ability to source at competitive prices from them or at all; the effectiveness of our sales and marketing efforts; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; intense competition in the industry; our ability to establish and protect our intellectual property; and our ability to develop innovative products. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2018
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of the TCJA (2)	Adjust for Effects of Insurance Recovery (3)	Non-GAAP Measures
Selling, general and administrative expenses	$259,267	$(1,190)	$—	$4,317	$262,394
Income from operations	129,144	1,190	—	(4,317)	126,017
Income before income tax	132,404	1,190	—	(4,317)	129,277
Income tax benefit (expense)	(30,029)	(283)	1,493	1,027	(27,792)
Net income	102,375	907	1,493	(3,290)	101,485
Net income attributable to Columbia Sportswear Company	100,152	907	1,493	(3,290)	99,262
Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.44				$1.43
Diluted	$1.42				$1.41

	Nine Months Ended September 30, 2018
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of the TCJA (2)	Adjust for Effects of Insurance Recovery (3)	Non-GAAP Measures
Selling, general and administrative expenses	$724,827	$(14,068)	$—	$4,317	$715,076
Income from operations	198,214	14,068	—	(4,317)	207,965
Income before income tax	206,334	14,068	—	(4,317)	216,085
Income tax benefit (expense)	(44,735)	(3,348)	2,672	1,027	(44,384)
Net income	161,599	10,720	2,672	(3,290)	171,701
Net income attributable to Columbia Sportswear Company	154,996	10,720	2,672	(3,290)	165,098
Earnings per share attributable to Columbia Sportswear Company:
Basic	$2.22				$2.36
Diluted	$2.19				$2.34
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT in 2018 that the Company believes are incremental to the Company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) Amounts reflect an incremental provisional TCJA-related tax expense, primarily driven by refinement in the calculation of withholding taxes on our deferred tax liabilities, which drove further refinement of the Company's provisional estimates that were recorded in fourth quarter 2017.
(3) Amounts reflect a benefit from a recovery in connection with an insurance claim received in the third quarter of 2018 that the Company believes is incremental to the Company's ongoing operations.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended September 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2019	Translation	2019(1)	2018	% Change	% Change(1)
Geographical Net Sales:
United States	$581.3	$—	$581.3	$496.2	17%	17%
LAAP	123.2	1.7	124.9	118.4	4%	5%
EMEA	104.4	4.1	108.5	100.3	4%	8%
Canada	97.9	0.9	98.8	80.9	21%	22%
Total	$906.8	$6.7	$913.5	$795.8	14%	15%

Brand Net Sales:
Columbia	$729.5	$5.6	$735.1	$640.9	14%	15%
SOREL	116.1	1.1	117.2	91.2	27%	29%
prAna	38.5	0.1	38.6	39.9	(4)%	(3)%
Mountain Hardwear	22.7	(0.1)	22.6	23.0	(1)%	(2)%
Other	—	—	—	0.8	(100)%	(100)%
Total	$906.8	$6.7	$913.5	$795.8	14%	15%

Product Category Net Sales:
Apparel, Accessories and Equipment	$684.7	$4.5	$689.2	$617.6	11%	12%
Footwear	222.1	2.2	224.3	178.2	25%	26%
Total	$906.8	$6.7	$913.5	$795.8	14%	15%

Channel Net Sales:
Wholesale	$652.6	$5.3	$657.9	$549.8	19%	20%
DTC	254.2	1.4	255.6	246.0	3%	4%
Total	$906.8	$6.7	$913.5	$795.8	14%	15%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Nine Months Ended September 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2019	Translation	2019(1)	2018	% Change	% Change(1)
Geographical Net Sales:
United States	$1,309.0	$—	$1,309.0	$1,139.2	15%	15%
LAAP	357.7	9.9	367.6	350.8	2%	5%
EMEA	267.3	10.8	278.1	257.1	4%	8%
Canada	153.6	4.0	157.6	137.6	12%	15%
Total	$2,087.6	$24.7	$2,112.3	$1,884.7	11%	12%

Brand Net Sales:
Columbia	$1,736.6	$22.4	$1,759.0	$1,564.5	11%	12%
SOREL	170.7	1.7	172.4	133.4	28%	29%
prAna	118.4	0.1	118.5	120.3	(2)%	(1)%
Mountain Hardwear	61.9	0.5	62.4	63.4	(2)%	(2)%
Other	—	—	—	3.1	(100)%	(100)%
Total	$2,087.6	$24.7	$2,112.3	$1,884.7	11%	12%

Product Category Net Sales:
Apparel, Accessories and Equipment	$1,642.9	$17.4	$1,660.3	$1,502.2	9%	11%
Footwear	444.7	7.3	452.0	382.5	16%	18%
Total	$2,087.6	$24.7	$2,112.3	$1,884.7	11%	12%

Channel Net Sales:
Wholesale	$1,312.0	$16.4	$1,328.4	$1,161.4	13%	14%
DTC	775.6	8.3	783.9	723.3	7%	8%
Total	$2,087.6	$24.7	$2,112.3	$1,884.7	11%	12%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Updated Full Year 2019 Financial Outlook
(Unaudited)
All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. For more information on these risks and uncertainties please refer to the "Forward Looking Statements" section.

	Twelve Months Ended December 31, 2018					2019 Financial Outlook
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs(1)	Adjust for Effects of the TCJA (2)	Adjust for Effects of Insurance Recovery (3)	Non-GAAP Measures		Commentary compared to:
(In thousands, except per share amounts)						2019 Financial Outlook	2018	2018 non-GAAP
Net sales	$2,802,326	$—	$—	$—	$—	$3.01 to $3.04 billion	7.5% to 8.5% growth
Gross profit	1,386,348	—	—	—	—	gross margin of approximately 50.1%	approximately 60 bps expansion
Selling, general and administrative expenses	1,051,152	(15,766)	—	4,317	1,039,703	37.4% to 37.6% percent of net sales	10 bps leverage to 10 bps deleverage	30 bps to 50 bps deleverage
Income from operations	350,982	15,766	—	(4,317)	362,431	$392 to $401 million
Operating Margin						13.0% to 13.2%	50 bps to 70 bps expansion	10 bps to 30 bps expansion
Income tax expense	(85,769)	(3,752)	5,064	1,027	(83,430)	approximately 20%
Net income attributable to non-controlling interest	6,692	—	—	—	—	$0
Net income attributable to Columbia Sportswear Company	$268,256	$12,014	$5,064	$(3,290)	$282,044	$322 to $329 million
Earnings per share attributable to Columbia Sportswear Company:
Diluted	$3.81				$4.01	$4.70 to $4.80
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the Company believes are incremental to its ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) In 2018, the Company incurred $5.1 million in incremental income tax expense related to the TCJA.
(3) Amounts reflect a benefit from a recovery in connection with an insurance claim received in third quarter 2018 that the Company believes is incremental to the Company's ongoing operations.

©2019 Columbia Sportswear Company